Exhibit 10.8
SECOND AMENDMENT TO TRANSITION AGREEMENT

    The October 22, 2018 Transition Agreement between Michael Stigers (“Executive”), SUPERVALU INC. (“Company”), and United Natural Foods, Inc. (“UNFI” and together with Executive and Company, the “Parties”), is hereby further amended as set forth below by this SECOND AMENDMENT TO TRANSITION AGREEMENT dated effective May 12, 2020 (“Second Amendment”). Capitalized terms not otherwise defined in this Second Amendment shall have the same meaning as set forth in the Transition Agreement and/or the AMENDMENT TO TRANSITION AGREEMENT between the parties, dated March 27, 2019 (“First Amendment”).

1.Section 3, Executive’s Employment Following Acquisition. As set forth in the First Amendment, and continuing for the remainder of the Transition Period, Executive shall have the title of Chief Executive Officer, Cub Foods Retail and Shoppers, and shall report to UNFI’s Chief Executive Officer.

The Company has previously acknowledged and agreed that the change to Executive’s title and job duties outlined in the First Amendment (and for greater clarity the additional change of removing the Fresh Produce and Protein business and the addition of the Shoppers retail business and banner to his responsibilities and accountabilities after the date of the First Amendment), would constitute “Good Reason” for purposes of the Change of Control Agreement, and that, notwithstanding anything set forth in Section 3 of the Change in Control Agreement to the Contrary, he shall be entitled to exercise rights under the Change in Control Agreement as a result of these changes in duties until the end of the Transition Period. Furthermore, the parties have agreed that the Transition Period, defined in the First Amendment, shall be extended until July 31, 2021 (“Transition Period”). Notwithstanding anything in the Change of Control Agreement to the contrary, however, Executive must provide the Company with at least one hundred twenty (120) days’ notice of his intent to exercise rights under the Change in Control Agreement under this Section 1 prior to the expiration of the Transition Period. The Company shall not be required to attempt to cure the events giving rise to this trigger, and the Company may elect to immediately comply with the terms of the Change in Control Agreement; provided, however, that the Executive agrees that if the Company so requests, he shall perform his required duties and accountabilities fully (including but not limited to any transition services for a successor to his role) for this entire one hundred twenty (120) day period, in order to obtain the rights set out in the Change in Control Agreement as a result of such termination.

2.Section 4, Compensation. Executive shall continue to receive the compensation set forth in Section 4 of the Transition Agreement, except as modified by Section 3 herein below. The incentive payment set forth and described in the First Amendment related to the sale of the Cub retail banner is hereby deleted in its entirety. Any special payments to be made to Executive in connection with the of the Cub retail operating busines must be set forth and described in a separate writing mutually agreed to by the Company an Executive prior to such sale.

3.Amendment of Short-Term Incentive Payment Terms in the Change of Control Agreement. Section 2(b)(iii) of the Change of Control Agreement shall be amended and restated as follows.

For the fiscal year 2020 short-term incentive payment, and for any short-term incentive payment for any future year (fiscal 2021 or later), during the term of Executive’s employment with the Company, Executive shall be paid based upon actual results, as determined based upon the methodology and subject to any adjustments applied to the bonus payments of other executives of the Company holding a substantially equivalent level of responsibility as the Executive. This short-term (annual) bonus will be paid to Executive after the calculation thereof based on actual results as aforementioned, at the same time such payment is paid similarly situated executives at UNFI. For the short-term (annual) incentive payment for fiscal 2020, however, the following additional adjustment shall be made to Executive’s short-term incentive entitlement and payment:

Executive’s fiscal 2020 short-term entitlement shall be determined based on actual results for fiscal 2020. This amount shall then be reduced by $246,372.43, which represents the excess over the bonus Executive would have received if his payment was based on actual results, that Executive was paid for fiscal 2019 based on the terms of the Transition Agreement then in effect (“Fiscal 2020 STI Payment”).

If the Executive’s Fiscal 2020 STI Payment, as determined in accordance with the immediately preceding paragraph yields a payout to the Executive when combined with his 2019 payment, that would be less than what Executive would have received if he had been paid the short-term incentive payments at “target” for both years, then the Fiscal 2020 STI Payment shall be increased to the amount equivalent to Executive being paid at “target” for both fiscal years 2019 and 2020 (i.e., total “target” for both years is equivalent to $871,960.53; Executive received $435,980.23 (“target” short-term bonus) for 2019; any increased payment under this provision would be the excess of $435,980.23 over the actual Fiscal 2020 STI Payment (as calculated in accordance with the foregoing paragraph) –to the extent the Fiscal 2020 STI Payment is less than $435,980.23).

For any partial year of Executive’s employment, the Executive’s short-term (annual) bonuses shall be prorated based on the period of Executive’s

Service during such year, determined in the same manner as for other similarly situated executives of the Company. Furthermore, the performance objectives for purposes of determining Executive’s actual performance for any short-term payment for all fiscal years hereunder shall be determined by the Company, and subject to approved adjustments, as aforesaid.

4.Transition Agreement Remains in Effect. Except where specifically modified by this Second Amendment, the Transition Agreement shall remain in full force and effect. For the avoidance of doubt, Executive acknowledges and agrees that, as set forth in Section 6 of the Transition Agreement, upon the expiration of the Transition Period, the Change of Control Agreement (except as expressly set forth in this Amendment) shall be without further force or effect and Executive and UNFI will determine the terms and conditions of any continuing employment relationship. This Second Amendment replaces, supersedes, and modifies the First Amendment to the Transition Agreement in all respects. In the event of a conflict between the terms of the First Amendment, the Transition Agreement or the Change in Control Agreement, the terms of this Second Amendment shall control.

5.Amendment. This Second Amendment to Transition Agreement may not be amended without the written consent of the Parties.

IN WITNESS WEREOF, the parties have executed this Amendment as of the dates set forth below.

United Natural Foods, Inc.			Michael Stigers

By:	/s/ Steven L. Spinner		Signature:	/s/ Michael Stigers

Title:	Chair & CEO	Date:	Date:	May 12, 2020

Date:	May 12, 2020

Supervalu, Inc.

By:	/s/ Jill E. Sutton

Title:	CLO

Date:	May 12, 2020

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